EXHIBIT 99.1

Contact: Dennis J. Zember
(404) 760-7707

FOR IMMEDIATE RELEASE

Flag Financial Corporation Reports 2003 Third Quarter Results

Atlanta, Ga. (October 23, 2003) – Flag Financial Corporation (Nasdaq: FLAG) today announced net income of $1,546,000 or $0.17 per diluted share for the quarter ended September 30, 2003, compared to $1,436,000 or $0.17 per diluted share for the same quarter in 2002. For the nine-month period ending September 30, 2003, Flag Financial reported net income of $4,575,000 or $0.51 per diluted share, compared to the same period in 2002 when a net loss of $3,297,000 or $0.41 per share was reported.
Flag Financial’s net loss in the 2002 period resulted from restructuring and other charges taken in the first quarter totaling $6,028,000 after tax.

Balance sheet growth
Loan growth accelerated in the third quarter as gross loans outstanding grew to $435.1 million, an increase of $53.4 million since December 31, 2002. This increase in gross loans of 14.0% has been funded mostly with growth in demand deposits (interest-bearing and non-interest bearing). Flag Financial’s demand deposits grew to $285.8 million, an increase of $74.9 million or 35.5% over balances at December 31, 2002. Demand deposits accounted for 55.9% of total deposits at September 30, 2003 compared to only 41.4% at December 31, 2002.

Credit quality improvement
Flag Financial’s overall credit quality continued to improve during the third quarter of 2003. At September 30, 2003, total non-performing assets were $7.7 million compared to $12.5 million at September 30, 2002, a 38.4% improvement. Non-performing assets to total assets improved to 1.17% from 2.24% a year ago. Annualized net charge-offs for the third quarter of 2003 were 0.03% of average loans, compared to 0.60% for the same quarter a year ago. The allowance for loan losses of $6.8 million was 1.56% of loans outstanding compared to $7.3 million and 1.90% for third quarter of 2002.

Control of operating expenses
Total operating expenses for third quarter 2003 amounted to $6.5 million, an increase of only $60,000 over levels incurred during third quarter 2002. Salaries and benefits of $3.9 million for the third quarter of 2003 included higher-than-normal commissions related to strong mortgage volume, but were still $50,000 lower than third quarter 2002. In addition, Flag Financial completed the consolidation of its Sandy Springs office into several other branches in the immediate area as well as the move of its back-office operations and support functions into a smaller, less costly location.

Flag Financial Corporation is a bank holding company whose wholly owned subsidiary is Flag Bank. The Flag Financial franchise consists of 23 offices, including 17 full-service banking offices and four mortgage/loan production offices, in 13 counties in Georgia. Flag Financial's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FLAG."

Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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Flag Financial Corporation
Financial Summary
Dollars in thousands except per share information
Unaudited
	Three months ending September 30,
	2003	2002

Interest income	$ 9,267	$9,611
Interest expense	2,490	2,866

Net interest income	6,777	6,745
Provision for loan losses	375	195

Net interest income after provision
for loan losses	6,402	6,550
Non-interest income	2,332	1,984
Non-interest expense	6,503	6,443

Income before taxes	2,231	2,091
Provision for income taxes	685	655

Net income	1,546	1,436

Basic earnings per share	$0.18	$0.17
Diluted earnings per share	$0.17	$0.17

Net interest margin	4.67%	5.24%
Yield on earning assets	6.39%	7.47%
Cost of funds	1.77%	2.34%
Efficiency ratio	71.39%	73.81%
Net overhead ratio	2.65%	3.35%

Return on average assets	0.98%	1.04%
Return on average equity	9.70%	9.56%

Quarter ending balances
Total assets	$654,652	$559,032
Earnings assets	598,201	516,681
Gross loans outstanding	435,079	383,880
Deposits	511,591	423,089
Shareholders’ equity	$64,195	$60,487

Quarterly averages
Total assets	$628,899	$548,626
Earnings assets	575,304	504,958
Gross loans outstanding	406,258	370,364
Deposits	499,710	422,880
Shareholders’ equity	$63,798	$59,940

FTEs at quarter end	244	236
Total assets per FTE	$2,683	$2,369
Earning assets to total assets	91.4%	92.4%

Gross loans to total deposits	85.0%	90.7%
Demand deposits to total deposits	55.9%	39.0%
CDs to total deposits	39.2%	54.9%

Book value per share at q/e	$7.54	$7.21
Tangible book value per share at q/e	$5.78	$6.38

Flag Financial Corporation
Financial Summary
Dollars in thousands except per share information
Unaudited

	Nine months ending September 30,
	2003	2002

Interest income	$27,074	$27,557
Interest expense	7,939	9,393

Net interest income	19,135	18,164
Provision for loan losses	946	4,399

Net interest income after provision
For loan losses	18,189	13,765
Non-interest income	8,322	5,719
Non-interest expense	19,876	25,011

Income before taxes/extraordinary item	6,635	(5,527)
Provision for income taxes	2,060	(2,395)
Income(loss)before extraordinary item	4,575	(3,132)
Extraordinary item, net of tax	-	(165)

Net income (loss)	$ 4,575	$(3,297)

Basic earnings (loss) per share	$0.54	$(0.41)
Diluted earnings (loss) per share	$0.51	$(0.41)

Net interest margin	4.47%	4.91%
Yield on earning assets	6.32%	7.45%
Cost of funds	1.88%	2.64%
Efficiency ratio	72.39%	104.72%
Net overhead ratio	2.44%	4.76%

Return on average assets	0.97%	(.81%)
Return on average equity	9.74%	(7.58%)

Year to date averages
Total assets	$631,664	$540,817
Earnings assets	572,844	494,459
Gross loans outstanding	390,970	355,759
Deposits	504,204	426,282
Shareholders’ equity	$ 62,628	$ 57,970